Exhibit 99.1
Yadkin Valley Financial Corporation Announces
Third Quarter 2008 Results
Third Quarter Highlights:
•	Stable net interest margin of 3.33% compared to 3.34% during the second quarter of 2008

•	Provision for loan losses of $1.3 million, a decrease of 22% compared to the second quarter of 2008

•	Nonperforming loans of 0.83% of total loans, up from 0.43% during the second quarter of 2008

•	Net charge-offs of 0.24% of average loans (annualized), up from 0.14% during the second quarter of 2008

•	Loan loss reserves of 1.42% of total loans, compared to 1.41% in the second quarter of 2008

•	Tier one, total capital, and leverage ratios of 9.40%, 10.65%, and 8.36%, respectively (at bank subsidiary level); tangible equity ratio of 6.67%

•	Net income of $1.8 million or $0.15 per diluted share

•	Loans held for investment increased 4% sequentially, or 14% on an annualized basis
Elkin, NC — November 7, 2008 — Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the third quarter ending September 30, 2008. Net income was $1.8 million or $0.15 per diluted share, compared to net income of $3.9 million or $0.37 per diluted share in the third quarter of 2007. Included in the third quarter 2008 results was a $972,800 pretax other than temporary impairment charge on investments in Federal Home Loan Mortgage (“Freddie Mac”) perpetual preferred securities. Excluding this charge, diluted earnings per share were $0.21.
The Company also announced that it has adjusted its second quarter 2008 results originally reported on August 11, 2008. As a result of a clerical error, the provision for loan losses during the second quarter of 2008 was restated to $1.7 million compared with the $1.1 million previously reported. After adjusting for the additional loan loss provision of $0.6 million, net income for the second quarter 2008 was $1.7 million or $0.15 per diluted share compared to the $2.1 million or $0.19 per diluted share as previously reported.
Bill Long, President and CEO commented, “I am pleased with our third quarter performance in light of the challenging economic environment. While nonperforming loans rose moderately, the majority of the increase was related to one commercial relationship totaling approximately $3.8 million, which we have been monitoring very closely for the past few quarters. The borrower’s business is related to the construction industry, which has experienced a downturn following the slowing housing market and economic conditions. By placing this relationship on nonaccrual status, we have taken a very conservative and proactive approach to managing this credit even though the borrower continues to pay as agreed. We believe we have taken adequate reserves against this relationship, and that it is well-secured.”
“We believe our asset quality continues to outperform our peers. During the third quarter of 2008, our nonperforming loans as a percentage of total loans were 0.83%, nonperforming assets as a percentage of total assets were 0.86%, and net charge-offs were 0.24% of average loans. By comparison, our peer group showed, on average, nonperforming loans as a percentage of total loans of 1.42%, nonperforming assets as a percentage of total assets of 1.31%, and net charge-offs of 0.42% of average loans during the third quarter of 2008. Nevertheless, Yadkin Valley’s loan loss reserves of 1.42% of total loans are only slightly below the peer average of 1.50% of total loans. We continue to take a conservative and proactive approach to managing nonperforming loans, even though approximately 57% of our nonaccrual loans are currently paying as agreed. Loans 30-89 days past due actually decreased slightly between the second and third quarters of 2008. As the economic conditions across our markets have slowed and the housing market continues to soften, we anticipate that our nonperforming loans will remain higher than historical levels, yet manageable, during the fourth quarter. However, we anticipate that our asset quality will continue to outperform our peers during the fourth quarter of 2008.”
“With the 100 basis point decrease in the prime rate during October, we anticipate that our net interest margin will contract during the fourth quarter of 2008. Approximately 45% of our loans are variable rate and prime-based. Our deposit costs have decreased somewhat as CDs have re-priced at lower rates, and loan pricing has become more attractive across our markets as many of our competitors have slowed or stopped lending to small and mid-sized businesses. These two factors should somewhat mitigate the effects of the recent decrease in the prime rate on our net interest margin during the fourth quarter of 2008. While there are many opportunities before us that have been created through the continued turmoil in the financial markets, we remain selective in pursuing new relationships.”
“We intend to participate in the Treasury’s Capital Purchase Program, a program that we believe is intended for strong financial institutions well-positioned for growth during this difficult economic cycle, and we expect to apply for the maximum of 3% of total risk-weighted assets. This translates to approximately $35 to $37 million in additional capital. Although without additional capital we remain strong from a regulatory perspective, we view this program as an attractively priced opportunity that will allow us to more aggressively capitalize on current market opportunities across our footprint.”
“We are excited about the merger with American Community, and the integration process has already begun. We are on track to close the acquisition before the end of the first quarter of 2009, as originally announced. We believe that our merger with American Community Bancshares brings a number of advantages to Yadkin Valley Financial, including the opportunity for quality asset growth and profitability, a relatively smooth integration process due to similar cultures, and the further expansion into the Charlotte/Mecklenburg region, which is considered one of the most demographically attractive markets in the nation.”
THIRD QUARTER 2008 FINANCIAL HIGHLIGHTS
Net Interest Income and Net Interest Margin
Net interest income was $10.6 million, compared to $10.7 million in the third quarter of 2007. The decrease in net interest income on a year-over-year basis was primarily due to the 275 basis point decrease in the prime rate, which had a more immediate effect upon variable rate loans, offset by the increase in loans obtained through the Cardinal State Bank acquisition in the first quarter of 2008. The net interest margin decreased 91 basis points to 3.33% compared to 4.24% in the third quarter of 2007.
Compared to the second quarter of 2008, net interest income increased 2%. The sequential increase in net interest income was primarily due to a 2% increase in average earning assets. The net interest margin was relatively stable, decreasing to 3.33% from 3.34% in the second quarter of 2008.
Non-Interest Income
Non-interest income decreased by 14% to $3.1 million, compared to $3.6 million in the third quarter of 2007, and by 24% compared to the second quarter of 2008. The year-over-year and sequential decreases were primarily due to the $972,800 pretax other than temporary impairment charge on investments in Freddie Mac perpetual preferred securities. Excluding this charge, non-interest income would have increased 13% compared to the third quarter of 2007 and decreased slightly compared to the second quarter of 2008. Also included in non-interest income during the quarter was a $105,000 other loss associated primarily with the sale of other real estate owned.
Non-Interest Expense
Non-interest expense increased 22% to $9.8 million, compared to $8.0 million in the third quarter of 2007. The year-over-year increase was largely due to higher salary and benefits expense associated with the Cardinal State Bank acquisition as well as an increase in occupancy expense. The increase in occupancy expense reflects the additional expenses associated with the Cardinal acquisition as well as the opening of two new branches during this time period.
Compared to the second quarter of 2008, non-interest expenses decreased 4%, primarily due to a 14% decrease in other expenses. The decrease reflects $500,000 in non-recurring legal expenses that were recorded during the second quarter of 2008.
Balance Sheet Growth
Total assets increased $325.4 million, or 28% compared to the third quarter of 2007. Total loans increased $261.7 million, or 31%, and total deposits grew $158.8 million, or 17% compared to the third quarter of 2007. The increase in assets, loans, and deposits on a year-over-year basis was primarily due to the acquisition of Cardinal State Bank. Excluding the Cardinal acquisition, assets increased 9%, loans increased 13%, and deposits decreased 1% year-over-year.
Compared to the second quarter of 2008, total assets, loans, and deposits increased 11%, 14%, and 4%, respectively, on an annualized basis. The increase in loans was largely driven by growth in commercial real estate as well as commercial and industrial loans, particularly within the High Country and Piedmont markets. Deposit growth was primarily due to deposit campaigns offering competitive rates across the Company’s markets, and was strongest in the company’s Yadkin and Cardinal regions. Both sequential loan and deposit growth was largely affected by the significant market disruption that occurred during September.

Asset Quality
Nonperforming loans increased by $4.8 million to $9.7 million or 0.83% of total loans compared to $4.8 million or 0.43% of total loans as of the second quarter of 2008. The majority of the increase was due to one $3.8 million commercial relationship added to nonaccruals during the third quarter of 2008. The relationship is related to the lumber industry, which has experienced a downturn following the slowdown in residential construction. As a result of continued weakness in the housing market, as well as slower economic conditions, the loan was placed on nonaccrual status, even though it continues to pay as agreed. The following chart highlights nonperforming loans by loan category, and as a percentage of total loans:

	Nonperforming Loan Analysis
	(Dollars in thousands)
	Third Quarter 2008		Second Quarter 2008
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans

Construction/land development	$1,881	0.16%	$882	0.08%
Residential construction	855	0.07%	1,633	0.15%
HELOC	708	0.06%	346	0.03%
1-4 Family residential	722	0.06%	482	0.04%
Multifamily residential	103	0.01%	26	0.00%
Commercial real estate	542	0.05%	430	0.04%
Commercial & industrial	4,603	0.40%	951	0.08%
Consumer & other	253	0.02%	81	0.01%

Total	$9,667	0.83%	$4,831	0.43%

Other real estate owned (OREO) was $3.0 million at the end of the third quarter of 2008 compared to $2.1 million in the second quarter of 2008. The increase in OREO was primarily due to the addition of two newly constructed homes valued at $1.5 million. Total nonperforming assets were $12.7 million or 0.86% of total assets as of September 30, 2008, up from $6.9 million or 0.48% in the second quarter of 2008.
During the third quarter of 2008, net charge-offs totaled 0.24% of average loans on an annualized basis, compared to 0.14% during the second quarter of 2008. Loan loss reserves as a percentage of total loans were 1.42%, a slight increase from 1.41% in the second quarter of 2008.
Capital
The bank remains well-capitalized for regulatory purposes. As of September 30, 2008, the total capital ratio was 10.65%, tier one ratio was 9.40%, and leverage ratio was 8.36% (at the bank subsidiary level). This compares to a total capital ratio of 10.54%, tier one ratio of 9.41%, and leverage ratio of 8.53% as of the third quarter of 2007. Tangible equity as a percentage of tangible assets was 6.64%, compared to 8.47% during the same period in 2007, and 6.63% during the second quarter of 2008.
Conference Call
Yadkin Valley Financial will host a conference call today at 10:00 a.m. EST to discuss third quarter 2008 financial results. The call may be accessed by dialing 800-762-8795 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=34032&c=YAVY&mediakey=2EC97FB1512FA3AA E1D4A35451126E83 (Due to its length, this URL may need to be copied and pasted into your Internet browser’s address field. Remove the extra space if one exists.)
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About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 30 branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties, and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.
Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future growth, plans, objectives, expectations, performance, events and the like, as well as any other statements, including those regarding the proposed merger, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to: the businesses of Yadkin Valley and American Community may not be integrated successfully or such integration may take longer to accomplish than expected; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; shareholders may not approve the merger; continued disruption in worldwide and U.S. economic conditions; changes in the interest rate environment which may reduce the net interest margin; a continued downturn in the economy or real estate market; greater than expected noninterest expenses or excessive loan losses as a result of changes in market conditions and the adverse impact on the value of the underlying collateral and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see Yadkin Valley’s and American Community’s filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though they are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by either company or any person that the future events, plans, or expectations contemplated by either company will be achieved. Yadkin Valley and American Community do not intend to and assume no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise
For additional information contact:
William A. Long
President and CEO
Edwin E. Laws
CFO
(336) 526-6312

Megan R. Malanga
Nvestcom Investor Relations
(954) 781-4393
megan.malanga@nvestcom.com

Yadkin Valley Financial Corporation
(Amounts in thousands except per share data)
(unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
	(restated)
Interest Income:
Interest and fees on loans	$17,552	$17,224	$17,369
Interest on federal funds sold	8	26	99
Interest on taxable securities	1,335	1,344	1,407
Interest on tax-exempt securities	382	373	309
Interest-bearing deposits	161	134	47

Interest income	19,438	19,101	19,231
Interest expense	8,813	8,728	8,503

Net interest income	10,625	10,373	10,728
Provision for loan losses	1,334	1,708	300

Net interest income after provision for loan loss	9,291	8,665	10,427

Noninterest Income:
Service charges on deposit accounts	1,172	1,066	1,003
Other service fees	858	877	863
Net gain on sales of mortgage loans	1,872	1,785	1,338
Net gain on sales of investment securities	(966)	(7)	45
Income on investment in bank owned life Insurance	238	235	255
Mortgage banking income	(11)	68	64
Other income	(105)	23	(11)

Total noninterest income	3,058	4,047	3,556

Noninterest Expense:
Salaries and employee benefits	5,136	5,048	4,625
Occupancy and equipment expense	1,307	1,294	985
Printing and supplies	176	196	127
Data processing	217	271	105
Communications expense	272	278	337
Amortization of core deposit intangible	229	235	194
Other expense	2,424	2,831	1,643

Total noninterest expense	9,761	10,153	8,016

Income before income taxes	2,588	2,559	5,967
Income taxes	795	832	2,045

Net income	$1,793	$1,727	$3,922

Income per share:
Basic	$0.16	$0.15	$0.37
Diluted	$0.15	$0.15	$0.37

Average shares outstanding — basic	11,525	11,493	10,584
Average shares outstanding — diluted	11,583	11,526	10,721

Yadkin Valley Financial Corporation
(Amounts in thousands except per share data)
(unaudited)

			For the Six
	For the Nine Months Ended		Months Ended
	September 30,		June 30,
	2008	2007	2008
			(restated)
Interest income	$56,443	$55,854	$37,004
Interest expense	26,088	24,501	17,274

Net interest income	30,355	31,353	19,730
Provision for loan losses	3,492	800	2,158

Net interest income after provision for loan loss	26,863	30,553	17,572

Noninterest Income:
Service charges on deposit accounts	3,246	2,938	2,075
Other service fees	2,599	2,719	1,741
Net gain on sales of mortgage loans	5,429	4,394	3,557
Net gain on sales of investment securities	(972)	45	(7)
Income on investment in bank owned life Insurance	706	785	468
Mortgage banking income	67	276	78
Other income	(41)	590	65

Total noninterest income	11,034	11,748	7,976

Noninterest Expense:
Salaries and employee benefits	15,052	14,453	9,916
Occupancy and equipment expense	3,578	2,987	2,271
Printing and supplies	557	409	381
Data processing	600	315	383
Communications expense	758	934	486
Amortization of core deposit intangible	652	589	422
Other expense	7,360	5,275	4,935

Total noninterest expense	28,556	24,964	18,795

Income before income taxes	9,341	17,337	6,753
Income taxes	2,907	5,716	2,112

Net income	$6,434	$11,621	$4,641

Income per share:
Basic	$0.57	$1.10	$0.42
Diluted	$0.57	$1.08	$0.42

Average shares outstanding — basic	11,199	10,604	11,033
Average shares outstanding — diluted	11,276	10,782	11,093

Yadkin Valley Financial Corporation
(Amounts in thousands except per share data)
(unaudited)

	As of Sep 30,	As of Jun 30,	As of Dec 31,
	2008	2008	2007*
		(restated)
Assets
Cash and due from banks	$26,574	$28,403	$24,268
Federal funds sold and interest-bearing deposits	12,547	14,245	2,058
Securities available for sale	140,709	141,198	142,484
Gross loans held for investment	1,118,619	1,076,513	898,753
Allowance for loan losses	(16,526)	(15,879)	(12,446)

Net loans held for investment	1,102,093	1,060,634	886,307
Loans held for sale	44,841	47,143	52,754
Accrued interest receivable	6,284	5,891	6,055
Premises and equipment, net	32,948	33,029	26,780
Federal Home Loan Bank stock	7,689	6,767	2,557
Investment in bank-owned life insurance	23,386	23,149	22,683
Goodwill	54,149	54,033	32,697
Core deposit intangible	4,886	5,114	4,261
Other assets	13,274	11,495	8,173

Total Assets	$1,469,380	$1,431,101	$1,211,077

Liabilities and Stockholders’ Equity
Non-interest bearing deposits	$157,549	$165,056	$154,979
NOW, savings, and money market	278,827	283,404	232,888
Time deposits over $100,000	285,162	276,957	267,530
Other time deposits	386,357	371,302	308,045

Total deposits	1,107,895	1,096,719	963,442
Borrowed funds	198,209	172,966	104,199
Accrued interest payable	3,370	3,382	3,435
Other liabilities	7,249	8,305	6,732

Total Liabilities	1,316,723	1,281,372	1,077,808
Stockholders’ equity	152,656	149,729	133,269

Total Liabilities and Stockholders’ Equity	$1,469,380	$1,431,101	$1,211,077

Shares outstanding at end of period	11,533	11,516	10,563
* Note: Derived from audited financial statements

Yadkin Valley Financial Corporation
(unaudited)

	For the Three Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
	2008	2008	2008	2007	2007
		(restated)
Per Share Data:
Basic Earnings per Share	$0.16	$0.15	$0.28	$0.29	$0.37
Diluted Earnings per Share	$0.15	$0.15	$0.27	$0.29	$0.37
Book Value per Share	$13.24	$13.00	$13.16	$12.62	$12.38
Tangible Book Value per Share	$8.12	$7.87	$8.12	$9.12	$8.87
Cash Dividends per Share	$0.13	$0.13	$0.13	$0.13	$0.13

Selected Performance Ratios:
Return on Average Assets (annualized)	0.49%	0.49%	0.98%	1.04%	1.38%
Return on Average Equity (annualized)	4.66%	4.57%	8.55%	9.14%	11.94%
Return on Tangible Equity (annualized)	7.61%	7.45%	11.75%	12.66%	16.72%
Net Interest Margin (annualized)	3.33%	3.34%	3.56%	4.03%	4.24%
Net Interest Spread (annualized)	2.90%	2.87%	2.94%	3.30%	3.52%
Noninterest Income as a % of Revenue	24.76%	31.84%	30.61%	26.45%	25.43%
Noninterest Income as a % of Average Assets	0.21%	0.29%	0.33%	0.32%	0.32%
Noninterest Expense as a % of Average Assets	0.68%	0.72%	0.73%	0.69%	0.71%
Net Noninterest income as a % of Average Assets	-0.47%	-0.43%	-0.40%	-0.37%	-0.40%
Efficiency Ratio	68.64%	67.82%	62.68%	54.12%	54.10%

Asset Quality:
Nonperforming Loans (000’s)	9,667	4,830	4,992	1,962	1,682
Nonperforming Assets(000’s)	12,668	6,945	7,289	2,564	2,630
Nonperforming Loans to Total Loans	0.83%	0.43%	0.48%	0.21%	0.19%
Nonperforming Assets to Total Assets	0.86%	0.49%	0.51%	0.21%	0.23%
Allowance for Loan Losses to Total Loans Held For Investment	1.48%	1.48%	1.40%	1.38%	1.32%
Allowance for Loan Losses to Nonperforming Loans	171%	329%	292%	634%	668%
Net Charge-offs/Recoveries to Average Loans (annualized)	0.24%	0.14%	(0.01)%	0.21%	0.16%

Capital Ratios:
Equity to Total Assets	10.39%	10.46%	10.58%	11.01%	11.45%
Tangible Equity to Tangible Assets(2)	6.64%	6.60%	6.80%	8.21%	8.47%
Tier 1 leverage ratio(1)	8.36%	8.40%	10.07%	8.41%	8.53%
Tier 1 risk-based ratio(1)	9.40%	9.34%	9.50%	9.16%	9.41%
Total risk-based capital ratio(1)	10.65%	10.59%	10.74%	10.36%	10.54%
Note: (1) Tier 1 leverage, Tier 1 risk-based and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only — FFIEC 041

Yadkin Valley Financial Corporation
(unaudited)

				For the Six
	For the Nine Months Ended			Months Ended
	Sep 30, 2008	Sep 30, 2007	Sep 30, 2006	Jun 30, 2008
				(restated)
Selected Performance Ratios:
Return on Average Assets (annualized)	0.64%	1.40%	1.28%	0.72%
Return on Average Equity (annualized)	5.87%	12.08%	11.25%	6.45%
Return on Tangible Equity (annualized)	8.64%	17.04%	16.50%	9.72%
Net Interest Margin	3.39%	4.26%	4.48%	3.44%
Net Interest Spread	2.89%	3.55%	3.91%	2.87%
Noninterest Income as a % of Revenue	29.12%	27.77%	26.79%	31.22%
Noninterest Income as a % of Average Assets	0.82%	1.06%	1.01%	0.61%
Noninterest Expense as a % of Average Assets	2.12%	2.25%	2.31%	1.44%
Net Noninterest income as a % of Average Assets	-1.30%	-1.19%	-1.30%	-0.83%
Efficiency Ratio	66.44%	55.90%	56.41%	65.36%

Asset Quality:
Net Charge-offs to Average Loans (annualized)	0.13%	0.06%	0.08%	0.07%

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis
(Dollars in Thousands)
(Unaudited)

Three Months Ended:	September 30, 2008			September 30, 2007
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Federal funds sold	$1,659	$8	1.91%	$7,571	$99	5.19%
Interest bearing deposits	13,642	161	4.68%	3,977	47	4.69%
Investment securities (1)	139,266	1,885	5.37%	142,941	1,852	5.14%
Total loans (1,2)	1,137,645	17,589	6.13%	865,254	17,409	7.98%

Total average earning assets (1)	1,292,212	19,643	6.03%	1,019,743	19,407	7.55%

Noninterest earning assets	147,891			108,592

Total average assets	$1,440,103			$1,128,335

INTEREST BEARING LIABILITIES
NOW and money market	$250,718	$997	1.58%	$188,890	$1,059	2.22%
Savings	37,617	47	0.50%	35,998	91	1.00%
Time certificates	651,635	6,501	3.96%	560,606	6,855	4.85%

Total interest bearing deposits	939,970	7,545	3.18%	785,494	8,005	4.04%
Repurchase agreements sold	52,862	294	2.21%	34,183	296	3.44%
Borrowed funds	125,218	974	3.09%	17,545	203	4.59%

Total interest bearing liabilities	1,118,050	8,813	3.13%	837,222	8,504	4.03%

Noninterest bearing deposits	159,238			154,496
Stockholders’ equity	152,513			128,351
Other liabilities	10,302			8,266

Total average liabilities and stockholders’ equity	$1,440,103			$1,128,335

NET INTEREST INCOME/ YIELD (3,4)		$10,830	3.33%		$10,903	4.24%

INTEREST SPREAD (5)			2.90%			3.52%
1.
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis
(Dollars in Thousands)
(Unaudited)

Nine Months Ended:	September 30, 2008			September 30, 2007
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Federal funds sold	$4,294	$45	1.40%	$6,626	$268	5.41%
Interest bearing deposits	11,095	300	3.60%	3,162	110	4.65%
Investment securities (1)	142,817	5,603	5.23%	135,703	5,174	5.10%
Total loans (1,2)	1,057,970	51,104	6.43%	855,011	50,808	7.94%

Total average earning assets (1)	1,216,176	57,052	6.25%	1,000,502	56,360	7.53%

Noninterest earning assets	129,706			110,521

Total average assets	$1,345,882			$1,111,258

INTEREST BEARING LIABILITIES
NOW and money market	$232,443	$3,010	1.73%	$187,946	$3,118	2.22%
Savings	36,942	155	0.56%	36,445	273	1.00%
Time certificates	619,681	19,572	4.21%	545,262	19,590	4.80%

Total interest bearing deposits	889,066	22,737	3.41%	769,653	22,981	3.99%
Repurchase agreements sold	50,005	922	2.46%	34,681	866	3.34%
Borrowed funds	94,158	2,428	3.44%	18,912	654	4.62%

Total interest bearing liabilities	1,033,229	26,087	3.36%	823,246	24,501	3.98%

Noninterest bearing deposits	155,585			152,976
Stockholders’ equity	146,134			128,579
Other liabilities	10,934			6,457

Total average liabilities and stockholders’ equity	$1,345,882			$1,111,258

NET INTEREST INCOME/ YIELD (3,4)		$30,965	3.39%		$31,859	4.26%

INTEREST SPREAD (5)			2.89%			3.52%
1.
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.